Yield10 Bioscience Regains Compliance with
Nasdaq Minimum Bid Price Listing Requirement

WOBURN, Mass. - January 31, 2020 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company that uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries, announced today that it has received a letter from The Nasdaq Stock Market LLC notifying the Company that it has regained compliance with the Nasdaq Capital Market’s minimum bid price continued listing requirement.  The letter noted that as of January 30, 2020, the Company evidenced a closing bid price of its common stock in excess of the $1.00 minimum requirement for at least ten consecutive trading days. Accordingly, the Company has regained compliance with Nasdaq Marketplace Rule 5550(a)(2) and Nasdaq considers the matter closed.

About Yield10 Bioscience

Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield to enhance global food security and develop specialty crop products. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. The “Trait Factory” has two components: the “GRAIN” computational modeling platform, which is used to identify specific gene changes designed to improve crop performance, and the deployment of those changes into crops using genome-editing or traditional agricultural biotechnology approaches. The purpose of the “Trait Factory” is to engineer precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the Company, please visit the website and follow the Company on Twitter and LinkedIn.

(YTEN-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, Yield10’s ability to continue to maintain compliance with Nasdaq listing rules, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR

Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR